Exhibit 5
                            Reid & Priest LLP
                           40 West 57th Street
                         New York, NY 10019-4097
                         Telephone 212 603-2000
                            Fax 212 603-2298


                                                            (212) 603-6780




                                             New York, New York
                                             February 23, 1996



          Advanced NMR Systems, Inc.
          46 Jonspin Road
          Wilmington, MA  01887


                    Re:  Registration Statement on Form S-8
                         ----------------------------------

          Gentlemen:

                    We have acted as counsel to Advanced NMR Systems, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 460,316 shares (the "Shares") of the Registrant's Common Stock, $.01 par value (the "Common Stock"), issuable upon the exercise of options (the "Options") granted or to be granted under certain Stock Option Agreements and an Employment Agreement (collectively, the "Agreements").

                    For purposes of this opinion we have examined the Registration Statement, the Certificate of Incorporation, as amended, the By-Laws of the Registrant, as amended, the Agreements and such documents, records, agreements, proceedings and legal matters as we have deemed necessary to examine. With respect to any documents or other corporate records which we have examined, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and the conformity to the original documents submitted to us as certified or photostatic copies.

                    Based upon the foregoing and subject to the qualifications stated herein we are of the opinion that:

                    1. The Registrant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    2. The Shares included in the Registration Statement to be issued upon the exercise of the Options will be duly authorized and validly issued, and fully paid and non-assessable when the Options shall have been properly exercised and the exercise price shall have been paid for the Shares in accordance with the terms of the Agreements.

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                    We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
          Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Reid & Priest LLP

                                        Reid & Priest LLP